Exhibit (r)(2)

CODE OF ETHICS

Introduction

Validus Growth Investors, LLC ("Validus" or the "Firm") has adopted this Code of Ethics ("Code") that requires partners and employees of the Firm operate with an ethical standard of honesty and integrity that not only meets the basic requirements of compliance with applicable federal and state securities law, but exceeds it. We seek to achieve a work environment that places these high ideals as the integral foundation of what we seek to achieve as an investment adviser.

This Code applies to all partners and employees ("associated persons") of Validus and is designed to ensure compliance with legal requirements and Validus' standards of business conduct. All associated persons shall read and understand this Code and uphold the standards in the Code in their day-to-day activities.

This Code does not address every possible situation that may arise, consequently every associated person is responsible for exercising good judgement, applying ethical principles and bringing potential violations of the Code to the attention of the Chief Compliance Officer ("CCO").

Standard of Conduct

Validus has as its primary mission to provide excellent advisory services with integrity, creativity and disciplined execution. Underlying all of our services and processes is an understanding that we are functioning as a fiduciary - a trusted agent - for our clients' assets. Our goal is to partner with our clients not only to maximize their wealth and security, but also to provide these services with the highest standards of ethical conduct. In addition, we place a high value on our clients' educational development so that our clients and we, Validus, will grow together in a mutually beneficial relationship.

REVISED MARCH 2019

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Fiduciary Responsibilities

Provide advice that is suitable for each client

The SEC states that a fiduciary's duties include the responsibility to provide advice that is suitable. Our goal at Validus is to match our provision of services to the specific needs and desires of each of our clients, with the commitment that we will never seek to offer advice that we feel is contrary to the best interests of our clients. We will seek to avoid any activities that may create a conflict of interest between Validus' interests or the interests of our partners and employees ahead of our clients.

Provide full disclosure of material facts and potential conflicts of interest

As the SEC mandates, we will provide complete and honest disclosure of all of our relationships and potential and actual conflicts of interest such that the client can make an informed decision about engaging our services and accepting our recommendations.

Utmost and exclusive loyalty and good faith

Our ultimate goal is to partner with our clients. In a partnership relationship, loyalty and trust are the two hallmark pillars of strength and prosperity. We will never compromise this relationship by self-seeking or aggrandizing at the expense of our clients.

Best execution of transactions

At all times, Validus partners and employees will work together to achieve best execution of transactions for client accounts. Best execution is achieved under the following guidelines:

•	Soft dollar/client brokerage. We do not engage in soft dollar practices, nor do we use client brokerage to compensate brokers for client referrals.

•	Trade Aggregation. When possible, we seek to achieve best execution by bundling trades for the purchase or sale of securities with a particular broker.

•	Conflicts of Interest. Our trade allocation policy ensures that all client trades are allocated in a fair and equitable manner, without any preferential treatment for any account.

•	Directed brokerage. In certain cases, we may permit a client to direct brokerage; however, in doing so, we will inform the client that we may be unable to achieve the best execution of the transaction, which may result in additional costs from higher brokerage commissions or prices.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Background checks

Background checks of all Validus personnel will be conducted to ensure that all employees have met our rigorous standards of personal fidelity and accountability in their previous employments.

Insider Trading

Validus and its employees in their normal course of business may acquire material, non-public information about a particular company, which is known as "inside information". According to federal securities laws, this information belongs to the company that is the subject of the information and persons affiliated with that company have a fiduciary duty to keep it confidential. Use of inside information to buy or sell securities for personal gain is generally considered insider trading.

The Firm is committed to conducting its business in a manner consistent with the highest ethical standards and all applicable legal requirements; therefore, you, as an employee of Validus, are prohibited from buying or selling securities for your personal portfolio or for the portfolios of others where your decision is influenced by inside information obtained as a result of your employment with Validus, and from communicating material non-public information to others.

A violation of Federal securities laws with regard to insider trading not only can have severe consequences for the Firm, but may also result in severe monetary penalties and/or imprisonment for the individual "tipper" and "tippees" involved. The law prohibit s:

•	Trading by an insider or a "tippee" based upon the use of material non-public information;

•	Trading by a non -insider (also called a temporary insider) based upon the use of material non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; and

•	Communicating material non-public information to others ("tip ping").

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Material Non-Public Information Defined

It is important for you to determine whether certain information is "material" non-public information. Information may be considered "material" when the information, whether positive or negative, might be of significance to a reasonable investor in a decision to purchase, sell or hold stock or other securities. Information may be significant for this purpose even if it would not alone determine the investor's decision. If you learn something that leads you to want to buy or sell securities, the information will probably be considered material. Even speculative information can be material. Information that is likely to happen, or even that it may happen, can also be considered material. In summary, any information which could reasonably affect the price of the stock is material information.

When Information is Public

Information is considered "public" and no longer "inside" after it has been effectively disclosed in a manner sufficient to insure its availability to the investing public. This disclosure generally requires reporting on the Dow Jones tapes in the U.S., the Associated Press or Reuters Economic Services or in the newspapers in major financial areas. Selective disclosure to a few persons does not make information public.

Tipping

Inside information that could have an impact on a company's stock price, or sensitive information relating to a company's customers, suppliers or potential parties to contracts, must not be passed on to other companies or people (such as family members, friends, relatives or business associates). When "tipping" occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the "tippee" gives the information. The legal penalties are applicable whether or not a person derives any benefit from another's actions.

Violations

If you think that you are in possession of inside information, or are aware of another employee violating the Firm's policy on insider trading, you should immediately report it to the CCO. In addition to any criminal and/or civil penalties listed above, failure by any employee to adhere to the insider trading policy shall be grounds for disciplinary action, including dismissal.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Personal Securities Trading

Because Validus and each of its associated persons is a fiduciary to Validus' clients, such persons must avoid actual and potential conflicts of interest with clients of Validus. An actual or potential conflict of interest could arise when both an associated person and Validus on behalf of a client, engage in a transaction involving the same security . A client's interest takes precedence over the personal interests of Validus and its associated persons. If a potential or actual conflict arises, Validus will investigate and determine if the client's interests could be or were adversely affected in any way. If so, an appropriate remedy will be provided to the client. An associated person who becomes aware of a conflict of interest or potential conflict involving a client, should bring it to the attention of Validus' CCO.

General Policy

Validus has adopted the following requirements governing personal investment activities by Validus' associated persons. If you have any doubt as to whether the pre-clearance requirements apply to a particular security, please contact the CCO for guidance before executing a personal securities transaction.

•	We require prior written approval by the Firm's Officer CCO, before any supervised person (defined below) can place a personal securities transaction.

•	We require that any supervised person who seeks to establish a personal trading account be invested in Validus strategies; we will not permit trading outside of Validus' strategies other than outlined below.

•	We allow supervised persons to hold investments in an IRA or College Savings Accounts, provided that the investments fall in the category of nonreportable securities described below.

•	We allow supervised persons to hold securities in accounts over which the supervised person has no direct or indirect influence or control.

•	We require access persons (defined below) to submit a report which details all personal securities transactions, to the CCO within 30 days after the close of each calendar quarter.

•	All investments in securities are reportable with the exception of the following: transactions and holdings in direct obligations of the U.S. Government, money market instruments (banker' s acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), shares of money market funds, transactions and holdings in shares of other types of mutual funds, unless Validus is the investment adviser or principal underwriter for the fund, transactions in units of a unit investment trust, if the unit investment trust is invested exclusively in unaffiliated mutual funds.

•	Supervised persons are not permitted to invest in an initial public offering or private placement.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Compliance Procedures

Every associated person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO. It is the policy of Validus that each associated person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the CCO. If accounts are held with the Firm's affiliated broker dealer, Lucia Securities, LLC, duplicate statements are not required.

Every associated person shall no later than January 31 of each year submit an acknowledgement that all statements and trade confirmations have been provided to the CCO for the prior year. Such acknowledgement shall include a list of all personal accounts.

The CCO or designee will monitor and review all reports required under the Code for compliance with Validus' policies regarding personal securities transactions and applicable SEC rules and regulations.

Any personal securities transactions for the CCO's personal accounts will be reviewed and approved by the President, or designee.

Gifts and Ethical Restraints

Each partner and employee of Validus is required to adhere to the highest standards of conduct regarding the giving and receiving of gifts. It is imperative that we use sound judgment with regard to gift-giving in order in order to ensure that the independence of our decision-making and loyalty to all of our clients will never be compromised. Validus adheres to a $100 limit of value for any gift given to or received from a client, and an employee must have pre clearance from the CCO before receiving or giving gifts in excess of the $100 limitation. Our Compliance Manual further details the procedures to be followed with regard to gift-giving and receiving.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Outside Activities (Serving as Director, Outside Employment, Outside Business Ventures)

Any employment or other outside activity by a partner or employee may result in possible conflicts of interests for the person or Validus and therefore must be reviewed and approved by the CCO. All outside activities must not prevent a partner or employee from carrying out Validus employment duties in an objective, ethical and lawful manner that adheres to the highest standards of professional and personal conduct.

Political Contributions

It is Validus' policy to permit the Firm, and its covered associated persons, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements. Accordingly, it is the policy of the Firm to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

•	The CCO, or designee, will obtain appropriate information from new employees regarding any political contributions made within the preceding two years if such person will be soliciting municipal business.

•	On at least an annual basis, the CCO or designee, will require associated persons to confirm that such persons have reported any and all political contributions.

•	No associated person shall make a political contribution without prior written approval of the CCO who has been provided with full details of the proposed contribution. Such information will be reported to the CCO utilizing Validus' Political Contribution Pre Approval Form.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Privacy Policy

Our role as a fiduciary requires that we hold in strictest confidence the nonpublic information we obtain from and about our clients. Our privacy policy applies to both current and former clients. As a fiduciary, we safeguard the information through the following:

•	We do not and will not sell any client or personal information to any other entity for any reason.

•	We will require authorization from the client to share information with third-parties outside of the Firm.

•	We will retain the right to make disclosures where it is required or permitted under law, to cooperate with regulatory or law enforcement authorities, actual or threatened litigation actions, or ethics/disciplinary related claims or proceedings.

Protection of Client's Information

Validus has controls in place to ensure that client information is protected electronically and accessed only by authorized individuals or organizations. Employees are required to safeguard clients' information as a condition of employment. This obligation extends to situations where there is even the potential of someone outside the Firm overhearing the information. Employees are under obligation to refrain from discussing client matters in any way with family, friends or acquaintances. Client matters include, but are not limited to, business names, identity, and facts that are unique to the client's business.

Violations of the Code of Ethics

Any partner or employee of Validus determined to have violated any term of this Code of Ethics will be sanctioned in accordance with the severity of the violation as outlined in the disciplinary proceedings of the Compliance Manual, which may include personal liability and termination of employment.

Obligation to Report Conduct

Not only do we expect each of our partners and employees to individually comply with the letter and spirit of this Code of Ethics, we also expect any partner or employee with knowledge of conduct that violates this Code of Ethics to report such conduct to the CCO and/or the Managing Partner of Validus. Any partner or employee who reports such information will be protected from any form of retaliation by the Firm or its officers.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Recordkeeping

In accordance with the Adviser's Act, upon commencement of employment, each supervised person of Validus will receive a copy of the Code of Ethics, along with any amendments. Each supervised person will provide a signed acknowledgement that he/she has received the Code of Ethics, along with any amendments.

Whistleblower Policy

As articulated in this Code's statement of Standard of Conduct, central to the Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for Validus and its associated persons. While managers and senior management ultimately have supervisory responsibility and authority, we encourage all associated persons to report any suspected or actual violations of the Firm's policies and procedures.

Any associated person may report potential misconduct by contacting the CCO verbally, in writing, by contacting the whistleblower hotline at 844-990-0002, or online at www.lighthouse-services.com/luciacap. It is the Firm's policy that no associated person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An associated person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An associated person who believes they been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm's other senior management in the event the concern pertains to the CCO.

Definitions

Supervised person means any partner or employee of Validus or any other person who provides investment advice on behalf of Validus and is subject to supervision and control by Validus. All of Validus' supervised persons are subject to Validus' Code.

Access person means any supervised person who 1) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or 2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of Validus' directors, officers and partners are presumed to be access persons.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. For the purposes of this Code an associated person will be deemed to have an indirect pecuniary interest in securities owned by immediate family members sharing the same household as the associated person.

Acknowledgement

Initial Acknowledgement

All associated persons will be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have:

•	Received a copy of the Code;

•	Read and understand all provisions of the Code;

•	Agreed to abide by Code; and

•	Reported all account holdings as required by the Code.

Acknowledgement of Amendments

All associated persons shall receive any amendments to the Code and must Acknowledge to the CCO in writing that they have:

•	Received a copy of the amendment;

•	Read and understood the amendment;

•	And agreed to abide by the Code, as amended.

Annual Acknowledgement

All associated persons must annually acknowledge in writing to the CCO that they have:

(i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

VALIDUS CODE OF ETHICS	REVISED MARCH 2019

Further Information

Associated persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.